Exhibit 99.1

OREXIGEN(R) Therapeutics Announces Fourth Quarter and Year Ended

December 31, 2008 Financial Results

San Diego, CA, March 12, 2009 – Orexigen® Therapeutics, Inc. (Nasdaq: OREX), a biopharmaceutical company focused on the treatment of obesity, today announced financial results for the three months and year ended December 31, 2008.

Three months ended December 31, 2008

As of December 31, 2008, Orexigen held $45.5 million in cash and cash equivalents and an additional $40.7 million in investment securities, available-for-sale.

For the three months ended December 31, 2008, Orexigen reported a net loss of $22.1 million, or $0.64 per share attributable to common stockholders, as compared to a net loss of $19.4 million, or $0.72 per share attributable to common stockholders, for the same period in 2007.

Total operating expenses for the three months ended December 31, 2008 were $22.1 million compared to $20.3 million for the same period in 2007. The increased operating expenses were due primarily to an increase in general and administrative expenses of $1.3 million due to increases in non-cash stock-based compensation expense, salaries and personnel related costs, facilities expenses and consulting activities.

Year ended December 31, 2008

For the year ended December 31, 2008, Orexigen reported a net loss of $93.2 million, or $2.76 per share attributable to common stockholders, as compared to a net loss of $57.8 million, or $3.08 per share attributable to common stockholders, for 2007.

Total operating expenses for the year ended December 31, 2008 were $94.9 million compared to $60.9 million for 2007. The increased operating expenses were due primarily to a $29.0 million increase in research and development expenses in connection with the Company’s Contrave® Phase 3 clinical trials, related proprietary product formulation work and increased consulting activities. In addition, general and administrative expenses increased by $5.0 million due primarily to increases in non-cash stock-based compensation expense, salaries and personnel related costs, facilities expenses and consulting activities.

“Orexigen has made significant progress in the past year,” said Eckard Weber, M.D., Interim President and CEO of Orexigen. “We executed a successful equity financing, completed enrollment in our four Phase 3 clinical trials for Contrave and recently disclosed what we believe are promising results in the first of our four Contrave Phase 3 clinical trials. In addition, we were issued two key patents by the U.S. Patent and Trademark Office, which we believe will extend protection for Contrave through at least 2024.”

Recent Highlights

Contrave

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The Company announced that NB-302, the first of four Phase 3 clinical trials of Contrave, met its co-primary and key secondary endpoints, showing a significant reduction in body weight, improvements in markers of cardiovascular risk and reductions in selected food craving measures. In this trial, which included an intensive diet and exercise behavior modification regimen, obese patients treated with Contrave, based on intent-to-treat and completer analyses, lost an average of 20.3 pounds to 25.0 pounds, or 9.3% to 11.5% of their baseline body weight, versus 11.0 pounds to 16.0 pounds, or 5.1% to 7.3% of baseline body weight, for patients treated with placebo. In addition, in the categorical weight reduction analysis, the percentage of patients who lost greater than or equal to 10% of their body weight was 41.5% in the Contrave group compared to 20.2% in the placebo group. All of these findings were highly statistically significant (p<0.001). Contrave was generally well tolerated by patients, with an overall safety profile that was consistent with its individual components, naltrexone and bupropion. The most frequently observed treatment-emergent adverse events for patients on study drug were nausea, headache, constipation and dizziness. The overall discontinuation rate due to adverse events was 25.9% for patients taking Contrave versus 13.0% for those taking placebo. Treatment with Contrave was not associated with increases in symptoms of depression, suicidality or worsening of mean blood pressure.

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The Company has continued to make progress in the three other Phase 3 clinical trials of Contrave. The results of these trials, each of which is designed to measure change in body weight 56 weeks after the start of treatment, are expected to be announced in the third quarter of 2009.

Empatic™

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The Company initiated the second Phase 2b clinical trial of Empatic, ZB-202. The trial is designed to build on the results from the previous Phase 2b trial of Empatic, ZB-201. In the current trial, which measures weight loss after 24 weeks of treatment, two different dosages of the Empatic combination are being studied along with the individual constituents, zonisamide and bupropion. The Company expects the results of this Phase 2b clinical trial to be announced in the third quarter of 2009.

Other

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The Company was issued two key patents by the U.S. Patent and Trademark Office. These include the Weber/Cowley composition patent, which extends coverage for Contrave until March 2025, and its companion patent, the Weber/Cowley methods patent, which covers methods of treating obesity with combinations of bupropion and naltrexone, the two active agents in Contrave, through mid 2024.

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In addition, the European Patent Office issued a Decision to Grant a Patent covering compositions and uses of bupropion and naltrexone for affecting weight loss. This patent extends protection for Contrave in Europe until 2024.

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The Company made a number of presentations of data at the Annual Scientific Meeting of The Obesity Society in October. These included the improvement of markers of metabolic and cardiovascular risk associated with Contrave therapy in the NB-201 Phase 2b trial.

Conference Call Today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time)

The Orexigen management team will host a teleconference and webcast to discuss the three months and year ended December 31, 2008 financial results and recent business highlights. The live call may be accessed by phone by calling (800) 860-2442 (domestic) or (412) 858-4600 (international). The webcast can be accessed live on the investor relations section of the Orexigen web site at http://www.orexigen.com, and will be archived for 14 days following the call.

About Orexigen Therapeutics

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the development of pharmaceutical product candidates for the treatment of obesity. The Company’s lead combination product candidates targeted for obesity are Contrave, which is in Phase 3 clinical trials, and Empatic, which is in the later stages of Phase 2 clinical development. Both product candidates take advantage of the Company’s understanding of how the brain appears to regulate appetite and energy expenditure, as well as the mechanisms that come into play to limit weight loss over time. Each product candidate is designed to act on a specific group of neurons in the central nervous system with the goal of achieving appetite suppression and sustained weight loss. Further information about the Company can be found at www.orexigen.com.

Forward-Looking Statements

Orexigen cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding the enrollment, timing and completion of clinical trials of Contrave and Empatic, the potential to obtain regulatory approval for, and effectively treat obesity with, Contrave and Empatic, and the scope and duration of protection of issued patents relating to Contrave and Empatic. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risk and uncertainties inherent in the Orexigen business, including, without limitation: the final analyses of data from the NB-302 trial and other clinical trials of Contrave may produce negative or inconclusive results, or may be inconsistent with previously conducted clinical trials, and the FDA may not agree with the Company’s interpretation of efficacy and safety results; the potential that earlier clinical trials may not be predictive of future results; Contrave or Empatic may not receive regulatory approval on a timely basis or at all; the FDA may require Orexigen to complete additional clinical, non-clinical or other requirements prior to the submission or the approval of NDAs for either product candidate; the potential for adverse safety findings relating to Empatic or Contrave to delay or prevent regulatory approval or commercialization, or result in product liability claims; the third parties on whom Orexigen relies to assist with the development programs for Contrave or Empatic, including clinical investigators, contract laboratories, clinical research organizations and manufacturing organizations, may not successfully carry out their contractual duties or obligations or meet expected deadlines, and the quality or accuracy of the data or materials generated by such third parties may be of insufficient quality to include in the Company’s regulatory submissions; the ability of Orexigen and its licensors to obtain, maintain and successfully enforce adequate patent and other intellectual property protection of Contrave and Empatic; and other risks described in the Company’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Orexigen	Media
Graham Cooper	Lori Rosen
Chief Financial Officer	Invigorate Pharma
(858) 875-8600	(212) 301-7173

Orexigen Therapeutics, Inc.

(a development stage company)

Balance Sheets

(In thousands, except share and par value amounts)

	December 31, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$45,451	$28,967
Investment securities, available-for-sale	40,716	56,487
Prepaid expenses and other current assets	1,184	2,471

Total current assets	87,351	87,925
Property and equipment, net	2,059	924
Restricted cash	1,375	1,125
Other assets	1,123	1,346

Total assets	$91,908	$91,320

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,644	$4,114
Accrued expenses	13,166	4,340
Deferred revenue, current portion	88	88
Long-term debt, current portion	7,591	4,735

Total current liabilities	26,489	13,277
Deferred revenue, less current portion	1,058	1,147
Long-term debt, less current portion	8,800	11,072
Other long-term liabilities	1,767	941
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized at December 31, 2008 and 2007; no shares issued and outstanding at December 31, 2008 and 2007	—	—
Common stock, $.001 par value, 100,000,000 shares authorized at December 31, 2008 and 2007; 34,433,322 and 26,982,601 shares issued and outstanding at December 31, 2008 and 2007, respectively	34	27
Additional paid-in capital	253,782	171,571
Accumulated other comprehensive income	153	220
Deficit accumulated during the development stage	(200,175)	(106,935)

Total stockholders’ equity	53,794	64,883

Total liabilities and stockholders’ equity	$91,908	$91,320

Orexigen Therapeutics, Inc.

(a development stage company)

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year ended December 31,		Period from September 12, 2002 (Inception) to December 31, 2008
	2008	2007	2008	2007
Revenues:
Collaborative agreement	$—	$—	$—	$—	$174
License revenue	22	22	88	88	353

Total revenues	22	22	88	88	527
Operating expenses:
Research and development	17,526	17,038	79,261	50,253	169,118
General and administrative	4,602	3,255	15,651	10,657	37,822

Total operating expenses	22,128	20,293	94,912	60,910	206,940

Loss from operations	(22,106)	(20,271)	(94,824)	(60,822)	(206,413)
Other income (expense):
Interest income	315	1,101	3,115	3,901	8,679
Interest expense	(335)	(250)	(1,531)	(846)	(2,441)

Total other income (expense)	(20)	851	1,584	3,055	6,238

Net loss	(22,126)	(19,420)	(93,240)	(57,767)	(200,175)
Accretion to redemption value of redeemable convertible preferred stock	—	1	—	(10)	(78)
Deemed dividend of beneficial conversion for Series C preferred stock	—	—	—	—	(13,860)

Net loss attributable to common stockholders	$(22,126)	$(19,419)	$(93,240)	$(57,777)	$(214,113)

Net loss per share attributable to common stockholders - basic and diluted	$(0.64)	$(0.72)	$(2.76)	$(3.08)

Shares used in computing net loss per share attributable to common stockholders – basic and diluted	34,429	26,930	33,762	18,757